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                                  EXHIBIT 21.1



SUBSIDIARIES OF
OREGON METALLURGICAL CORPORATION


                                         State or Country
Name of Subsidiary                      in Which Organized

OREMET France S.a.r.l.                       France

New TI, Inc., dba Titanium
  Industries, Inc.  *                        Oregon

Titanium Wire Corporation **                 Pennsylvania

Titanium International Limited **            United Kingdom




* New TI, Inc. is a majority-owned (80%) subsidiary of Oregon Metallurgical Corporation.

** Titanium Wire Corporation and Titanium International Limited are wholly-owned subsidiaries of New TI, Inc.


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